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                                                                Exhibit No. 99.1


                                                                      PRESS
                                                                    RELEASE
Date:       February 28, 2003
Contact:    Stephen Conner   or   Headen Thomas
Telephone:  (O) 704/731-4205      (O) 704/731-4438

                     PIEDMONT REPORTS FIRST QUARTER RESULTS

CHARLOTTE, NC - At its Annual Meeting of Shareholders, Charlotte-based Piedmont Natural Gas (NYSE:PNY) announced financial results for its first fiscal quarter ended January 31, 2003. For the quarter, the Company reported net income of $58 million, compared with $41.2 million for the same period last year. Diluted earnings per share were $1.74, compared with $1.26 reported for the previous year period. For the twelve months ended January 31, 2003, net income was $79 million and diluted earnings per share were $2.39. For the prior twelve-month period, net income was $56.4 million and diluted earnings per share were $1.73. Both the first quarter and twelve-month period include $.53 per share relating to a one-time, non-recurring item.

The Company performed an analysis of its revenue recognition practices and, after discussions with its independent accountants, has changed the way it records revenues and cost of gas related to volumes delivered but not yet billed. Recording unbilled revenues implements the practice in use by most gas utilities. The effect on earnings for the quarter and for the twelve months ended January 31, 2003 was an increase of $.53 per share. Recording unbilled revenues changes the timing of revenue recognition and will result in increased earnings in the first and fourth quarters and lower earnings in the second and third quarters of fiscal year 2003. It is estimated that the net effect in 2003 will be to increase earnings per share on a one-time, non-recurring basis by $.17.

Weather in the Company's service areas during the first quarter was 41% colder than in the prior-year quarter. System throughput increased from 41.6 million dekatherms to 63.6 million dekatherms, including unbilled volumes totaling 11.7 million dekatherms. Operations and maintenance expenses increased primarily due to higher payroll, pension and other employee benefit expenses and to an increase in the provision for uncollectibles due to higher gas costs and colder weather. President and Chief Executive Officer Thomas E. Skains commented, "Our earnings reflect higher sales and transportation deliveries due to continued customer growth that significantly exceeds the national average and weather that was colder than normal and much colder than last year."

Income from non-utility activities was $2.5 million, compared with $4.7 million in the first quarter of the prior year. The Company's interest in SouthStar Energy Services LLC, which is primarily engaged in the unregulated retail gas market in Georgia, contributed $697,000 to net income, or $.02 per share, in the first quarter, compared with $3.7 million, or $.11 per share, in the first quarter of the prior year. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined earnings per share of $.02 in the current first quarter, compared with $.03 per share in the first quarter of the prior year. The Company's interest in Heritage Propane benefited from colder weather during the quarter and initiatives to control expenses. "Our non-utility interests in retail natural gas and propane marketing and natural gas storage and transportation continue to positively contribute to earnings," commented Skains.

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Earnings Guidance for 2003
As stated in November 2002 and again in December 2002, earnings for the fiscal year ending October 31, 2003, continue to be projected to be between $2.05 and $2.15 per diluted share, excluding the $.17 per share effect of the one-time, non-recurring income related to the initial recording of revenues on volumes delivered but not yet billed. The fiscal 2003 guidance, including the non-recurring income, is between $2.22 and $2.32 per diluted share. This earnings guidance includes the positive impact of new customer billing rates in North Carolina and South Carolina effective November 1, 2002, and the estimated dilutive impact of integrating North Carolina Natural Gas (NCNG) into Piedmont during fiscal year 2003. The proposed $425 million purchase of NCNG, a natural gas distribution subsidiary of Progress Energy, and Progress Energy's 50% investment in EasternNC, remains on track and is expected to be accretive to earnings in fiscal year 2004, the first full year following the anticipated mid-year close of the transaction. The acquisition requires approval from the North Carolina Utilities Commission, the Securities and Exchange Commission
(SEC) and the Federal Trade Commission under Hart-Scott-Rodino.

Forward-Looking Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including, but not limited to, regulatory issues, allowed rates of return, rate structures, deregulation, unanticipated impacts of regulatory restructuring, the availability and cost of natural gas, competition in the energy industry, customer growth in our service areas, results of financing efforts, economic and capital market conditions, changes in the availability and price of natural gas, changes in demographic patterns and weather conditions, potential loss of large-volume industrial customers to alternate fuels or to bypass or the shift to competitive contracts, our ability to meet internal performance goals, changes in environmental requirements and cost of compliance, the capital-intensive nature of our business, and risks associated with earnings of our equity investments. We give no assurances that those expectations will be achieved. These statements reflect expectations as of the time they are made and we assume no duty to update these statements should expectations change. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont's SEC filings, which are available on the SEC's website at http://www.sec.gov.

Conference Call
In conjunction with the first quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, March 3, 2003, at 2:30 p.m. Eastern Standard Time, hosted by President and Chief Executive Officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the web site until March 17, 2003.

PIEDMONT NATURAL GAS COMPANY
SUMMARY OF OPERATIONS
(in thousands except per share amounts)

THREE MONTHS ENDED                            JANUARY 31          % INCREASE
                                        2003           2002       (DECREASE)
                                        ----           ----       ----------
                                                   (Unaudited)
Operating Revenues                    $493,491       $288,757        71%
Cost of Gas                            331,797        165,555       100%
Margin                                 161,694        123,202        31%
Operations and Maintenance Expenses     38,495         33,709        14%
Depreciation                            15,250         14,096         8%
General Taxes                            6,380          5,255        21%
Utility Income Taxes                    35,914         23,537        53%
Operating Income                        65,655         46,605        41%
Other Income (Expense), net              2,677          4,769      (44%)
Utility Interest Charges                10,336         10,204         1%
Net Income                             $57,996        $41,170        41%

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THREE MONTHS ENDED                            JANUARY 31          % INCREASE
                                        2003           2002       (DECREASE)
                                        ----           ----       ----------
                                                   (Unaudited)


Average Shares of Common Stock:
     Basic                              33,186         32,560         2%
     Diluted                            33,300         32,729         2%
Earnings Per Share of Common Stock:
     Basic                               $1.75          $1.26        39%
     Diluted                             $1.74          $1.26        38%
System Throughput - Dekatherms          63,589         41,552        53%
Gas Customers Billed in January            736            699         5%
System Average Degree Days - Actual      2,153          1,526        41%
System Average Degree Days - Normal      1,971          1,975         0%
Percent Normal Degree Days                109%            77%        42%



TWELVE MONTHS ENDED                               JANUARY 31        % INCREASE
                                          2003           2002       (DECREASE)
                                          ----           ----       ----------
                                                     (Unaudited)
Operating Revenues                       $1,036,761     $929,040        12%
Cost of Gas                                 662,476      596,462        11%
Margin                                      374,285      332,578        13%
Operations and Maintenance Expenses         138,214      132,567         4%
Depreciation                                 58,746       53,407        10%
General Taxes                                24,988       23,601         6%
Utility Income Taxes                         43,276       32,312        34%
Operating Income                            109,061       90,691        20%
Other Income (Expense), net                  10,427        4,953       111%
Utility Interest Charges                     40,445       39,291         3%
Net Income                                  $79,043      $56,353        40%
Average Shares of Common Stock:
     Basic                                   32,921       32,327         2%
     Diluted                                 33,079       32,543         2%
Earnings Per Share of Common Stock:
     Basic                                    $2.40        $1.74        38%
     Diluted                                  $2.39        $1.73        38%
System Throughput - Dekatherms              148,165      122,629        21%
Gas Customers Billed in January                 736          699         5%
System Average Degree Days - Actual           3,631        3,058        19%
System Average Degree Days - Normal           3,529        3,534         0%
Percent Normal Degree Days                     103%          87%        18%


Other Income includes net income resulting from the Company's investments, at equity, in the following non-utility activities (in thousands):

                                                         JANUARY 31
                                                  2003               2002
                                                  ----               ----
    THREE MONTHS ENDED                                 (Unaudited)
    Propane                                        $789                $47
    SouthStar Energy Services                       697              3,699
    Cardinal Pipeline                               240                228
    Pine Needle LNG                                 569                602

    TWELVE MONTHS ENDED
    Propane                                      $(240)             $(443)
    SouthStar Energy Services                     5,860                886
    Cardinal Pipeline                               984              1,086
    Pine Needle LNG                               2,269              2,610

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Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 740,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com .


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